CINCINNATI MILACRON INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

                                 (In thousands, except per-share amounts)

                                        QUARTER          YEAR TO DATE
                                  -----------------   ------------------
                                  JUNE 30,  JUNE 14,  JUNE 30,   JUNE 14,
                                    1998      1997      1998       1997
                                  -------   -------   -------    -------

Net earnings                      $20,868   $18,202   $38,496    $31,249
Less preferred dividends              (60)      (60)     (120)      (120)
                                  -------   -------   -------    -------
 Net earnings available
   to common shareholders         $20,808   $18,142   $38,376    $31,129
                                  =======   =======   =======    =======

Basic Earnings Per Share:

 Weighted-average common shares    39,199    39,551    39,178     39,637
                                  =======   =======   =======    =======

     Per share amount             $   .53   $   .46   $   .98    $   .79

Diluted Earnings Per Share:

 Weighted-average common shares
   outstanding                     39,199    39,551    39,178     39,637
 Dilutive effect of stock
   options and restricted
   shares based on treasury
   stock method                       540       227       545        228
                                  -------   -------   -------    -------
   Total                           39,739    39,778    39,723     39,865
                                  =======   =======   =======    =======

     Per share amount             $   .52   $   .46   $   .96    $   .78
                                  =======   =======   =======    =======




Note: This computation is required by Regulation S-K, Item 601, and is filed as an exhibit under Item 6 of Form 10-Q.